                                 [METLIFE LOGO]
                       Metropolitan Life Insurance Company

                                 A Stock Company
                   One Madison Avenue, New York, NY 10010-3690



                           Annuity Income Certificate

This certificate is a legal contract between you and MetLife that describes your [and the annuitant's] benefits and rights [and the beneficiary's rights] in Question and Answer format. Please read this certificate carefully.

--------------------------------------------------------------------------------
ANNUITANT:                              CERTIFICATE NO:

          [Mary Smith]
                                                    [XXXX]
--------------------------------------------------------------------------------
GROUP ANNUITY CONTRACT NO:              CERTIFICATE ISSUE DATE:

          [YYYY]                                    [Month/Day/Year]
--------------------------------------------------------------------------------


This certificate is not eligible for dividends. There is no cash surrender benefit.

[If the annuitant or the joint annuitant, if any, dies before the initial payment date, we will refund the total consideration received for this certificate as a death benefit in a lump sum.]

To determine if there is any [other] death benefit payable, see the annuity description on the specifications page.

THE SEPARATE ACCOUNT AVAILABLE UNDER THIS CERTIFICATE IS METLIFE [SEPARATE ACCOUNT E]. ANY PAYMENTS PROVIDED BY THIS CERTIFICATE WHICH ARE BASED ON THE INVESTMENT RETURN OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT. [SEPARATE ACCOUNT E] CONSISTS OF A NUMBER OF INVESTMENT DIVISIONS WHICH CAN BE CHOSEN TO SUPPORT ANY VARIABLE PAYMENTS. THE INVESTMENT DIVISIONS AVAILABLE AS OF THE ISSUE DATE ARE LISTED IN EXHIBIT A ATTACHED TO THIS CERTIFICATE AND FURTHER DESCRIBED IN THE PROSPECTUS. A CHARGE WILL BE ASSESSED AGAINST THE ASSETS IN THE SEPARATE ACCOUNT EQUAL TO THE CONTRACT CHARGE DEFINED IN QUESTION 1.

IF WE ARE MAKING VARIABLE PAYMENTS, THE AMOUNT PAID AS OF ANY PARTICULAR PAYMENT DATE MAY BE MORE OR LESS THAN THE AMOUNT PAID AS OF THE PRIOR PAYMENT DATE. PAYMENTS WILL GO UP WHEN THE ADJUSTMENT FACTOR IS MORE THAN ONE AND DOWN WHEN IT IS LESS THAN ONE. (FOR AN EXPLANATION OF HOW THE ADJUSTMENT FACTOR IS DETERMINED SEE QUESTION 8).

                           [ [10]-DAY RIGHT TO EXAMINE

You may return your certificate to us at our designated office or to the person you purchased it from within [10] days of the date you received it. If you return it within the [10] day period, the certificate will be canceled from the certificate issue date. We will refund any consideration received on your behalf.]


        /s/ Gwenn L. Carr               /s/ Robert H. Benmosche
        Gwenn L. Carr                   Robert H. Benmosche
        Vice-President and Secretary    Chairman of the Board,
                                        President and Chief Executive Officer



                                   Cover Page

Form G.4333(EMISP)

                       Annuity Income Specifications Page

================================================================================
Date of Birth, Social Security Number    [Date of Birth, Social Security Number
[and Sex] of Annuitant:                  [and Sex] of [Joint Annuitant:]

[Month/Day/Year]  [123-45-6789]          [Month/Day/Year]  [123-45-6789]
[Female]                                 [Male]
--------------------------------------------------------------------------------
[Certificate Owner:]                     [Joint Annuitant:]
                   -

   [XYZ Corporation]                        [John Smith]
--------------------------------------------------------------------------------
[Beneficiary, Social Security Number,    Initial Payment Date:
Month/Day/Year:]

   [Susan Smith]  [123-45-6789]
   [Month/Day/Year]]                        [Month/Day/Year]
--------------------------------------------------------------------------------
Plan Name:

   [XYZ Corporation Retirement Plan]

--------------------------------------------------------------------------------
Total Consideration:                     Initial Contract Charge:

   [$50,000.00]                             [.95%]
--------------------------------------------------------------------------------
Premium Tax:                             Pre-commencement     Broker Commission:
                                         Death Benefit:
   [none]
                                            [.00%][$00.00]        [00%][$00.00]
--------------------------------------------------------------------------------
Type of Annuity:                         Payment Frequency:

   [Lifetime Income Annuity with a          [monthly, quarterly, semi-annually,
    Guarantee Period]                       annually]
--------------------------------------------------------------------------------
Annuity Description:
                   [The annuitant will receive payments in the form of a Lifetime Income Annuity with a Guarantee Period. Payments will be made from the initial payment date to the date of the last payment due before the annuitant dies, or if later, to [month/day/year]. Payments due during the annuitant's lifetime will be paid to the annuitant. Any payments that may be due after the annuitant dies will be made to the beneficiary. If there is no beneficiary living, the remaining payments will be paid as described in the "Beneficiary" definition in question 1 of this certificate.]

--------------------------------------------------------------------------------
Initial Annuity Income:

   o  Fixed payment                                 $[000.00]       [000%]
   o  Variable payment*
      o[x Investment Division]                      $[000.00]       [000%]
      o[y Investment Division]                      $[000.00]       [000%]

Total Initial Annuity Income:                       $[000.00]       [000%]

--------------------------------------------------------------------------------
Tax Market                               ERISA Applies

   [Qualified 401(a)]                       [yes]
================================================================================


 * If the initial payment date is more than 10 days after the certificate issue date the variable payment numbers shown will be used as the basis to determine the initial payment described in questions 6 and 7 but will not be the actual amount we pay.




                                       2
Form G.4333(EMISP)

                                  Key Features


There are a number of rights and features available under this certificate, many of which are designed to enable you to have flexibility and control over how the annuity income payments are made.

A quick overview of these rights and key features follows:

o Under this certificate, we will guarantee [you] a [monthly] income for [as long as [you] live]. The type of annuity and initial [monthly] annuity income are indicated on the specifications page.

o [You] can elect to have the annuity income paid as either a fixed payment, a variable payment or a combination of the two. You can change the allocation shown on the specifications page on any business day, subject to any maximum that we may impose on the number of changes permitted in any 12-month period.

o Some or all of the annuity income can be paid as a fixed payment, which means the fixed payment will not change unless you change the allocation under this certificate between fixed and variable payments.

o Some or all of the annuity income can be paid as a variable payment, which means the variable payment will move up or down periodically based on an adjustment factor reflecting the net investment return of the investment division(s) selected and changes in the index rate.

o If you select variable payments there are a number of investment divisions available under this certificate from which you can choose (see Exhibit A). You can choose to have the variable payment based on one investment division or based on several investment divisions. You will also be able to change the selections on any business day, subject to any maximum that we may impose on the number of changes permitted in any 12-month period.


Form G.4333(EMISP)

Question Key                                                            Page


1.       What do the basic terms used in this certificate mean?...........  1

2.       How is the net consideration allocated under this certificate?...  [2]

3.       Can the initial annuity income payment shown on the
         specifications page change?......................................  [2]

4.       How was the initial annuity income determined?...................  [3]

5.       How does the separate account operate?...........................  [3]

6.       When are the variable payments determined?.......................  [4]

7.       How does MetLife calculate the variable payment?.................  [4]

8.       How is the adjustment factor determined?.........................  [4]

9.       How is the index rate calculated?................................  [5]

10.      Can a change be made in how annuity income is paid?..............  [6]

11.      How do we calculate the annuity income when you elect to
         change how it is paid?...........................................  [6]

12.      What if an annuitant's age [or sex] as of the certificate
         issue date is not correct?.......................................  [6]

13.      What are the owner's rights under this certificate?..............  [7]

14.      What information can we ask for after the issue date of this certificate?.....................................................  [7]

15.      Can this certificate and the payments provided under it be assigned, transferred or used as collateral for a loan?..........  [7]

16.      How does MetLife receive notice regarding any changes to be made to this certificate?.............................................  [7]

17.      How do Federal income tax rules affect this certificate?.........  [8]

18.      Does this certificate contain all the provisions affecting it?...  [9]


Form G.4333(EMISP)

1.      What do the basic terms used in this certificate mean?

        "Adjustment factor" means the factor used to determine any changes in the variable payment. (For an explanation of how the adjustment factor is determined see question 8.)

        "Annuitant" is the person or persons during whose lifetime an income will be payable. If more than one annuitant is named and an annuitant dies, we will continue to make payments during the life of the surviving annuitant, but possibly in a reduced amount (see specifications page). As used in this certificate the word annuitant will refer to the named annuitant on the cover page unless he/she is no longer living, in which case the word annuitant will refer to the surviving annuitant, if any, named on the specifications page.

        "Annuity income" means as of any payment date the total of the fixed and variable payments payable as of that date. (For an explanation of annuity income, see question 4.)

        "Annuity purchase rate" means the dollar amount required by us as of any valuation date to provide an annuity income of $1 as of each payment date. This rate which is specific to the type of annuity, is based on [two assumptions; namely, a mortality basis and] an index rate. [Mortality basis is a measurement scale used to determine the annuitant's life expectancy. We guarantee that the mortality basis (which consists of a mortality table and projection scale) used as of the certificate issue date will not change. The specific mortality basis is [1983 U.S. IAM Basic, Male with U.S. projection scale G, Male.] ] If the annuitant dies, then the annuity purchase rate will be the rate specific to the type of annuity, which reflects the remaining payment(s), if any.

        Neither expenses actually incurred nor mortality actually experienced shall adversely affect the dollar amount of variable annuity payments to any annuitant for whom variable annuity payments have commenced.

        ["Beneficiary" is the person or persons named to receive any death benefit payable, after an annuitant dies. A contingent beneficiary may be named to become the beneficiary if all the beneficiaries die while an annuitant is alive. If no beneficiary or contingent beneficiary is named, or if none is alive when an annuitant dies, we will pay the annuitant's estate. If more than one beneficiary is alive when an annuitant dies, we will pay them in equal shares unless directed otherwise.]

        ["Business day" means a day on which the New York Stock Exchange is open for business.]

        "Code" refers to the Internal Revenue Code of 1986, as subsequently amended.

        "Contract charge" is an annual fee which covers costs associated with the administration of this annuity, the mortality and expense risk, and distribution costs and other costs necessary to maintain this annuity; e.g., financial, accounting, actuarial and legal expenses. This fee may vary from year to year, at our discretion, but will be no



                                        1
Form G.4333(EMISP)
         more than 1.25%, annually, of the average value of amounts in the separate account. The initial contract charge is shown in the specifications page.

         "Total consideration" means the total amount of money we received to purchase this annuity. The amount is shown on the specifications page.

         "Fund" refers to the [Metropolitan Series Fund, Inc. and Zenith Series Fund]. The fund is divided into portfolios, each of which has its own investment objectives, investment management fees and other charges. We will periodically provide this information to you. The investment divisions of the separate account invest in these portfolios.

         "Index rate" is the yield as defined in question 9.

         "Net consideration" means the total consideration, less any premium tax, [a one-time charge to cover any pre-commencement death benefit risk charges and any brokerage costs associated with establishing this certificate].

         "NIR" or "Net Investment Return" is the percentage change in the value of an investment division since the last valuation date which already reflects any expenses and charges associated with the underlying fund portfolio. It is reduced by the daily equivalent of the contract charge for every day since the last valuation date.

         "Payment date" is each [monthly] anniversary of the initial payment date.

         "Separate account" is the account under this certificate to which we allocate the portion of the net consideration to support the variable payments. It is our [Separate Account E], an investment account we maintain separate from our other assets. [Separate Account E] consists of a number of investment divisions. A list of the investment divisions available under this certificate is contained in Exhibit A. A detailed description of each investment division is contained in the prospectus.

         "Valuation date" refers to each day the variable payment is calculated.

         The terms "we," "us," "our" and "MetLife" refer to Metropolitan Life Insurance Company.

         The terms "you," and "your," refers to the annuitant (as defined in this question) unless an owner other than the annuitant is named. The owner may exercise all rights under this certificate (For an explanation of exercisable rights see question 13).

2.       How is the net consideration allocated under this certificate?

         Except as noted in question 3, the specifications page shows the initial [monthly] annuity income payable as of the initial payment date. It also indicates what percentage of the initial annuity income that was selected to be paid as a fixed and/or variable payment. Based on this selection, MetLife has allocated a portion of the net consideration to its general account to provide for any fixed payment and a portion to




                                       2
Form G.4333(EMISP)
         the applicable investment divisions in the separate account to provide for any variable payment.

3. Can the initial annuity income payment shown on the specifications page change?

         Once this certificate is issued, you will be unable to change the type of annuity, the annuitant or the date payments commence. If the initial payment date is more than 10 days after the certificate issue date the initial variable payment may be different from that shown on the specifications page (see question 6). If you change the allocation between fixed and variable payments or between the investment divisions it may also change (see question 11).

4.       How was the initial annuity income determined?

         The initial annuity income was determined by dividing the net consideration by the annuity purchase rate in effect as of the certificate issue date and then allocating that amount between fixed and variable payments based on your election. If you chose to have a portion payable as a variable payment, the name of the investment divisions, together with the percentage allocation selected are also shown.

         Under the fixed payment, the [monthly] annuity income does not change unless you elect to change all or a portion of these payments to variable payments or if you elect to change all or a portion of any variable payment to a fixed payment. Under the variable payment, the annuity income changes based on both the NIR of the investment division(s) supporting the payment and the index rate. How much the variable payment will change and whether the change will be positive or negative will depend on the adjustment factor determined for each investment division. (For an explanation of how the adjustment factor is determined see question 8.)

5.       How does the separate account operate?

         The separate account is divided into investment divisions, each of which buys shares in a corresponding portfolio of the fund. Therefore, the separate account does not invest directly in stocks, bonds, etc., but leaves such investments to the fund portfolios to make. The shares for each fund portfolio may also be bought by other separate accounts of ours or our affiliates. Thus, the rate of return of each investment division will generally be the same as that of the corresponding fund portfolio, reduced by the annual contract charge.

         We calculate the NIR of the investment divisions as of each valuation date; i.e., the date we calculate the variable payment.

         We own the assets in the separate account. The separate account will not be charged with liabilities that arise from any other business that we conduct. We will add amounts to the separate account from other contracts of ours. MetLife guarantees that we will always maintain assets in the separate account with a value at least equal to the reserves for the variable payment payable in accordance with the terms of this certificate.



                                       3
Form G.4333(EMISP)

         Changes to the separate account may also be made if we think they would best serve the interests of participants in or owners of contracts that participate in [Separate Account E] or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your [(or a person designated by you)] approval of the changes and approval from any appropriate regulatory authority.

         Examples of the changes to the separate account that we may make include:

         o To transfer any assets in an investment division to another investment division, or to one or more other separate accounts, or to our general account; or to add, combine, or remove investment divisions in the separate account.

         o To substitute, for the shares of the fund portfolio held by any investment division, the shares of another class of the fund or the shares of any other investment permitted by law.

         If any modifications result in a material change in the underlying investments of an investment division to which an amount is allocated under this certificate, we will notify you [(or a person designated by you)] of the change. You may then choose to have the variable payments supported by other investment divisions available under this certificate.

6.       When are the variable payments determined?

         The variable payments are determined as of each valuation date. A valuation date will occur at least once each [month] as of the "income determination date" which is when we calculate the variable payment payable that [month]. This will be the 10th day prior to the payment date each [month]. The certificate issue date will be an income determination date if it falls within 10 days of the initial payment date. In addition, a valuation date will occur as of the effective date of an election to change (i) the annuity income allocation between fixed and variable payments, or (ii) the investment division or investment divisions supporting the variable payments.

         While the variable payment will be calculated as of each valuation date, only the amount calculated as of the income determination date will be reflected in the [monthly] payment.

         We can delay the valuation date if the Securities and Exchange Commission has determined that an emergency exists making the calculation of the investment divisions' NIR not reasonably practicable. We may also change the income determination date by giving you [(or a person designated by you)] [30] days notice, to the extent permitted by law.

7.       How does MetLife calculate the variable payment?

         A variable payment is calculated for each investment division selected. On a valuation date we determine the new variable payment by multiplying the payment calculated for



                                       4
Form G.4333(EMISP)
         that investment division on the last valuation date by the adjustment factor determined for that investment division. If the adjustment factor is greater than one, the variable payment amount supported by that investment division will increase. If the adjustment factor is less than one, the variable payment amount supported by that investment division will decrease.

         If you chose more than one investment division, the new variable payment is the sum of the amounts determined for each investment division.

8.       How is the adjustment factor determined?

         The adjustment factor is used under this certificate to measure the effect changes in both the investment division's NIR and the index rate have on the variable payment. The adjustment factor is equal to the product of two factors, the investment factor and the interest factor.

                    Adjustment Factor = Investment Factor x Interest Factor

         Investment Factor - This factor is calculated in the following manner:

         o First, we add one to the investment division's NIR for the period from the last valuation date to the current valuation date.

         o Second, we adjust the index rate that was in effect on the last valuation date to reflect the time period from the last valuation date to the current valuation date. We then add one to this adjusted index rate.

         o Third, we divide the number determined in the first step by the number determined in the second step. The new number resulting from the division of these two numbers is the investment factor.

         The investment factor reflects the impact on the variable payment of the investment division's NIR since the last valuation date. It will be greater than one if the investment division's NIR since the last valuation date is greater than the index rate effective as of the last valuation date. It will be less than one if the investment division's NIR since the last valuation date is less than the index rate effective as of the last valuation date.

         Interest Factor - This factor is calculated in the following manner:

         o First, we calculate the annuity purchase rate based on the index rate in effect as of the last valuation date. The annuity purchase rate [uses the same mortality basis used as of the certificate issue date but] is recalculated to reflect the annuitant's age and remaining future variable payments as of the last valuation date.



                                       5
Form G.4333(EMISP)

         o Second, we calculate another annuity purchase rate in exactly the same way as in the first step except we now use the index rate in effect as of the current valuation date to value those payments that would be paid after the current valuation date.

         o Third, we divide the annuity purchase rate calculated in the first step by the annuity purchase rate calculated in the second step. The number resulting from the division of these two rates is the interest factor.

         The interest factor reflects the impact on the variable payment due to the change in the index rate from the last valuation date to the current valuation date. It will be greater than one if the index rate effective as of the current valuation date is greater than the index rate effective as of the last valuation date. It will be less than one if the index rate effective as of the current valuation date is less than the index rate effective as of the last valuation date.

         The adjustment factor is always greater than one if the investment and interest factors are both greater than one. The adjustment factor is always less than one if the investment and interest factors are both less than one. If the investment factor is greater than one and the interest factor is less than one, or if the investment factor is less than one and the interest factor is greater than one, then the adjustment factor may be greater than one or less than one, depending on which factor has the greater impact.

         A sample calculation illustrating how the adjustment factor variables are determined is attached as Exhibit B to this certificate.

9.       How is the index rate calculated?

         The index rate is the bond equivalent yield of the [10-year on the run Treasury note] published in the [Wall Street Journal] on the third business day preceding the first of the month [plus X%]. It is calculated on a monthly basis and will be used as an annual effective rate. If the [Wall Street Journal] reports incorrect information, MetLife will use the corrected information. If the yields from the [Wall Street Journal] are unavailable we will determine and use a comparable source

         We may increase the frequency of the index rate calculation. If we do so, we will give you [(or a person designated by you)] advance written notice.

10.      Can a change be made in how the annuity income is paid?

         [You] can change how all or a portion of the annuity income is paid between fixed payments and variable payments, as well as change the investment divisions supporting the variable payments.

         One change may be made per business day. However, for administrative reasons, we reserve the right to limit the number of changes in any 12-month period. If we do so, in no event will we limit the number of changes to less than one per month. We will give you [(or a person designated by you)] [30] days advance written notice. [We reserve the right to limit a beneficiary's ability to make a change.]



                                       6
Form G.4333(EMISP)

         [Changes will be made as of the end of a business day if received before 4PM on a business day. Otherwise the change will be made as of the end of the next following business day. If we determine that the number of changes you are making or your use of a market timer or other firm or person to make changes are causing financial harm to owners of other certificates by requiring excessive transaction activity in the Fund's portfolios at times that adversely affect the price at which the assets in the portfolios are bought or sold, we may restrict the number of changes or your use of such other person or firm]

11. How do we calculate the annuity income when you elect to change how it is paid?

         If you request a change from (a) a variable payment to a fixed payment,
         (b) a fixed payment to a variable payment or (c) one investment division supporting the variable payment to another, you must identify the percentage of the current payment you want changed and the applicable investment divisions affected. We then recalculate the variable payment as of the effective date of the change by applying the adjustment factor determined for each investment division supporting the variable payment. After that, we increase and/or decrease the recalculated payments, as appropriate, by the percentage selected. For example:

         (a) If you choose to change 50% of the variable payment supported by investment division A to a fixed payment and the variable payment (as of the date of the change) is $100, the fixed payment will be increased by $50 and that variable payment will be decreased by $50.

         (b) If you choose to change 50% of the fixed payment to a variable payment supported by investment division A and the fixed payment is $100, that variable payment will be increased by $50 and the fixed payment will be decreased by $50.

         (c) If you choose to change 50% of the variable payment supported by investment division A to be supported by investment division B and the variable payment is $100, the variable payment supported by investment division B will be increased by $50 and the variable payment supported by investment division A will be decreased by $50.

12. What if an annuitant's age [or sex] as of the certificate issue date is not correct?

         If the date of birth [or sex] as shown on the specifications page is not correct we will adjust the payments to agree with the correct age [or sex]. If we have already made any payment that was wrong then any overpayment will, [together with interest at [6%] ], be deducted from future payments. Any adjustment due to an underpayment will, [together with interest at [6%] ], be paid immediately upon receipt of the corrected information.



                                       7
Form G.4333(EMISP)

13.      What are the owner's rights under this certificate?

         [You have all the rights under this certificate [, including the right at any time to change the beneficiary].]

         [As owner you have all the rights under this certificate including the right to name or change the person [, including the beneficiary,] to whom benefits are payable under the annuity. No change in the person(s) to whom benefits are payable will be effective until written notice of the change is received by us. ]

         [Any change in a beneficiary designation will take effect as of the date the request was signed but without prejudice to us on account of any payment made by us before receipt of the request or so soon thereafter that payment could not reasonably be stopped.]

         When contacting us you should mention the group annuity contract number and the certificate number and [your name] [the name of the annuitant on the cover page.]

14. What information can we ask for after the issue date of this certificate?

         We can request proof that [you] [the annuitant] [are] [is] alive as of the payment date. If we have made a request, we may make no further payments until proof is received. If the annuitant is not then living, we will require proof of the authority of any person who makes a claim to receive any amount payable as of the annuitant's death.

15. Can this certificate and the payments provided under it be assigned, transferred or used as collateral for a loan?

         No. This certificate and the payments provided under it are nonassignable and will be exempt from the claims of creditors to the maximum extent permitted by law.

16. How does MetLife receive notice regarding any changes to be made to this certificate?

         All requests you [(or a person designated by you)] may have concerning this certificate, like a change of payments [or a change of beneficiary], should be sent to our "designated office." Currently, the designated office responsible for servicing your certificate is the [MetLife Retirement Group, Metropolitan Life Insurance Company, 200 Park Avenue, New York, N.Y. 10166; Telephone Number 1-800-638-2704, ext. 2575]. If we change it, we will tell you [(or a person designated by you)].

17.      How do Federal income tax rules affect this certificate?

         [1. PurchasePayment

         (a) If the certificate is being issued under an Individual Retirement Arrangement ("IRA") under section 408(b) of the Code or under a Simplified Employee Pension (SEP), this certificate will accept as a total consideration a single contribution which must be a direct transfer from an IRA or SEP permitted under the Code; or



                                       8
Form G.4333(EMISP)
               a rollover distribution under section 402(c), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code, or any other total consideration permitted under the Code. No contribution will be accepted from a SIMPLE IRA prior to the expiration of the two year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan.

         (b) If this certificate is being issued under a SIMPLE IRA within the meaning of section 408(p) of the Code, it will only accept a direct transfer or rollover contribution from another SIMPLE IRA.

         (c) This certificate may be purchased by an employer's tax qualified retirement plan under section 401(a), 401(k), 403(a), 403(b), or a Keogh plan to pay benefits to a plan participant or his or her beneficiary. The single contribution may also be a direct transfer permitted under the employer's qualified plan, an eligible rollover distribution under section 402(c), 403(a)(4) or 403(b)(8), or any other consideration permitted under the Code.]

         [2. Required Minimum Distributions

         If this certificate is issued as an IRA, SEP, SIMPLE IRA or under a tax qualified retirement plan of an employer (including a plan under section 401(a), 401(k), 403(a), 403(b) and Keogh plans):

         (a) payments under this certificate must comply with Code section 401(a)(9) and the regulations thereunder, including proposed regulation 1.401(a)(9)-2.

         (b) If the annuitant dies on or after the first payment date, payments must continue to be made at least as rapidly as under the income plan in effect on the date of the annuitant's death.

         (c) If the annuitant dies prior to the initial payment date, any remaining interest or death benefit will be paid in a lump sum within five years of the date of the death.]

         (d) For Annuity Certificates issued as IRAs , SEPS and Simple IRAs, the federal tax law requires that payments must begin to be made by April 1st of the year following the calendar year in which the owner becomes 701/2. Income payments must be made for the owner's life or for the joint lives of the owner and the beneficiary; or over a period no longer than the owner's life expectancy or joint life expectancy of the owner and the beneficiary (using Table V or Table VI of Regulation Section 1.72-9 . Payments must be non-increasing or increase only as permitted under Q&A F-3 of Proposed Regulation Section 1.401(a)(9)-1 or as otherwise permitted under the federal tax law (e.g., payments may vary - with the investment performance of the underlying assets)

         [3.] For Annuity Certificates Issued under Section 403(b) Plans:



                                       9
Form G.4333(EMISP)

         The plan participant (or his or her surviving spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code), may elect at the time and in the manner prescribed by us as payor and , if applicable, by the plan administrator, to have any portion of any eligible rollover distribution (as defined in section 402(c)(4) of the Code) paid directly to an IRA account or IRA annuity, or, except in the case of a surviving spouse, to another section 403(b) annuity.]

         [4.] For Annuity Certificates Issued as Non-Qualified Annuities for Federal Income Tax Purposes:

         (a) This certificate is intended to comply with section 72(s) of the Code. Payments of any remaining interest after the death of the owner (or after the death of any annuitant, where the owner is a not an individual) must continue to be made at least as rapidly as under the method being used at the time of the death.

         (b) Notwithstanding anything in the certificate to the contrary, if the death referred to in [5(a)] above occurs prior to the initial payment date, any remaining interest in the certificate or any death benefit will be paid in a lump sum within five years of the date of the death.]

         [5.] For Certificates Issued under Employer Plans Described under
         Section 457(b) of the Code

         [(a) If the tax market shown on the specifications page is 457(b), then regardless of anything else in this certificate the owner of this annuity will be the employer, trustee or plan shown on the specifications page.

         (b)   If this certificate is being issued to make payments under a section 457(b) plan of a state or local government, the owner must be a trustee for the plan, or the employer. In either case, the owner, as trustee, shall hold all plan assets under this certificate for the exclusive benefit of the annuitant and his or her beneficiaries, if any. If permitted under the terms of the employer's plan, the annuitant (or any beneficiary after the annuitant's death) may direct the allocation of the net consideration and make investment division changes. The group annuity contract and any certificates thereunder shall be treated as a trust for purposes of code section 457(g) and 401(f), and no portion of the total consideration paid under the contract or certificate, or the earnings thereon, may be used for, or diverted to, any purpose other than for the exclusive benefit of plan participants and any beneficiaries prior to the satisfaction of all liabilities with respect to employees and their beneficiaries, if any.

         (c) If the total consideration consists of monies under a 457(b) plan, the payments under this certificate must comply with section 401(a)(9) (including section 401(a)(9)(G), and 457(d)(2) of the code, including the regulations and proposed regulations thereunder.]



                                       10
Form G.4333(EMISP)

         [[6.] For Certificates Issued under IRAs, SEPS, SIMPLE IRAs, Section
               401(a), Section 401(k), Section 403(a), Section 403(b) and Keogh Plans.

         This certificate is being issued for the exclusive benefit of the owner [annuitant] and his or her beneficiary. The interest of the owner [annuitant] is non-forfeitable.

         [[7.] For Certificates Issued under IRAs, SEPS and SIMPLE IRAs

         We will make annual calendar year reports on the status of this certificate as required under the federal tax law.]

         [[8.] For All Tax Markets

         We may amend this certificate to comply with the federal tax law. We will notify you of such amendments and, where required by law, will obtain the approval of the appropriate regulatory authority.]

18.      Does this certificate contain all the provisions affecting it?

         Yes. This certificate, Exhibits A and B and any riders and endorsements included in it make up the entire contract with us. We will never contest the validity of this certificate. Changes in its provisions may only be made in writing by our President, Secretary or a Vice-President. No provision may be waived or changed by any of our other employees, representatives or agents.



                                       11
Form G.4333(EMISP)

                                    EXHIBIT A


                   CURRENTLY AVAILABLE INVESTMENT DIVISIONS OF
                              [SEPARATE ACCOUNT E]



[State Street Research Income Investment Division

State Street Research Diversified Investment Division

MetLife Stock Index Investment Division

State Street Research Growth Investment Division

Janus Mid Cap Investment Division

Loomis Sayles High Yield Bond Investment Division

State Street Research Aggressive Growth Investment Division

T. Rowe Price Small Cap Growth Investment Division

Scudder Global Equity Investment Division

Putnam International Stock Investment Division

T. Rowe Price Large Cap Growth Investment Division

Harris Oakmark Large Cap Value Investment Division

Neuberger & Berman Mid Cap Value Investment Division

Russell 2000 Index Investment Division

Morgan Stanley EAFE Index Investment Division

Lehman Brothers Aggregate Bond Index Investment Division

State Street Research Aurora Small Cap Value Investment Division

Putnam Large Cap Growth Investment Division

MetLife Mid Cap Stock Index Investment Division

Davis Venture Value Investment Division

Loomis Sayles Small Cap Investment Division]





Form G.4333(EMISP)

                                    EXHIBIT B

                     SAMPLE CALCULATION ILLUSTRATING HOW THE
                   ADJUSTMENT FACTOR VARIABLES ARE DETERMINED
                      AND APPLIED TO THE VARIABLE PAYMENTS



[Example of Calculation of Investment Factor
  a.Assumed NIR for the period (.65%)                                                     0.00650
  b.1 + NIR                                                                               1.00650
  c.Assumed index rate as of the last valuation date                                          7.1%
  d.Index rate (7.1%) calculated for the period since the last valuation date(1)          0.00535
  e.1 + adjusted index rate                                                               1.00535
  f.INVESTMENT FACTOR (b) / (e)                                                           1.00114

Example of Calculation of Interest Factor
  a.Annuity purchase rate based on last index rate (7.1%) (2)                           122.32996
  b.Annuity purchase rate based on current index rate (7.2%) (3)                        121.37388
  c.INTEREST FACTOR (a) / (b)                                                             1.00788


Life annuity for male, age 65
  a.First monthly variable annuity income due February 1, 2000                           $ 400.00
  b.ASSUMED INVESTMENT FACTOR for first month*                                            1.00114
  c.ASSUMED INTEREST FACTOR for first month*                                              1.00788
  d.ADJUSTMENT FACTOR (b) x (c)                                                           1.00903
  e.Second monthly variable annuity income due March 1, 2000 (a) x (d)                   $ 403.61
  f.ASSUMED INVESTMENT FACTOR for second month*                                            .99981
  g.ASSUMED INTEREST FACTOR for second month (4)*                                          .97665
  h.ADJUSTMENT FACTOR (f) x (g)                                                            .97646
  i.Third monthly variable annuity income due April 1, 2000 (e) x (h)                    $ 394.11


Notes:

(1)   Approximately one month.

(2) This is the annuity purchase rate in effect on the prior valuation date, based on the annuitant's future annuity income, age as of the prior valuation date, and the index rate as of the prior valuation date.

(3) This is the annuity purchase rate in effect on the prior valuation date, based on the annuitant's future annuity income, age as of the prior valuation date, and the index rate as of the current valuation date. However, the index rate as of the current valuation date is adjusted to reflect the index rate as of the prior valuation date for the time period from the prior valuation date to the current valuation date.

(4) This interest factor was determined using the annuity purchase rate based on the last illustrative index rate (7.2%) and the annuity purchase rate based on the current illustrative index rate (6.9%).

* Calculated on the income determination date which is 10 days prior to the date payment is made.]




Form G.4333(EMISP)